Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
John L. Adams, Executive Vice President
August 5, 2004

     Good morning – and we appreciate your joining us.

     This is John Adams and as I have done for the last few conference calls, I will give you an overview of our debt and financing flexibility.

     At our last conference call, I mentioned we had completed a 10-year, $300 million financing at 6½% in March. We are very pleased we did this. It was oversubscribed and interest rates have increased since then. Also in March, we renewed our $250 million, 3-year Bank Revolving Credit for three years. We have zero outstanding today. These financings are at the parent level.

     Our railcar leasing subsidiary has two types of indebtedness – one recourse and one non-recourse. The recourse is a $170 million Equipment Trust Certificate, secured by leased railcars. Its first principal payment comes due in March 2005.

     The non-recourse is a $300 million railcar leasing warehouse facility which had $155 million outstanding as of June 30. This facility expires August 24 but CSFB, the agent, has committed to its renewal.

     To summarize, we have recourse debt of $300 million at the parent and $170 million in our leasing subsidiary. We have non-recourse debt of $155 million which we are in the process of funding in the long term market. We expect it to be a financing similar to the one we completed last fall. Our cash position at June 30 was $155 million so on a net basis, one could say we owe $470 million after deducting our cash from our debt.

     We do have some off balance sheet lease financing. The lease income we received has covered interest, principal, and operating expenses by a multiple of at least 1.2 times. The debt and equity markets appear to be receptive to our financings as evidenced by the interest indicated in the long term fundings we have done.

     Hopefully, this brief highlight should give you a better feel for our actual debt, our flexibility, and the reception of the Trinity name in the market.

     Now Tim Wallace will give his perspective of our business.